QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

Contacts:
Clare Midgley (investor) (617) 679-7480	Adriana Jenkins (media) (617) 761-6996
Cynthia Clayton (investor) (617) 551-8607

MILLENNIUM REPORTS FIRST QUARTER 2004 FINANCIAL RESULTS

—Focus on executing 2004 goals results in revenue growth and significant narrowing of net loss—

CAMBRIDGE, Mass., April 28, 2004—Millennium Pharmaceuticals, Inc. (Nasdaq: MLNM) today reported consolidated financial results for the quarter ended March 31, 2004 and confirmed financial guidance for 2004.

"Building our business as a fully-integrated R&D and commercial biopharmaceutical company continues to yield solid financial results. Total revenues increased 13 percent from the same period last year driven by VELCADE, which surpassed $100 million in cumulative sales in April, making VELCADE one of the most successful cancer product launches in history," said Mark Levin, chief executive officer. "Our net loss narrowed significantly as a result of the achievement of the Campath sales milestone, VELCADE sales, and our improved cost structure."

Revenue

Total revenue for the quarter ended March 31, 2004 was $92.6 million, compared to $81.7 million for the same period in 2003.

Net product sales from VELCADE® (bortezomib) for Injection for the quarter ended March 31, 2004 were $29.6 million. Prior period comparisons are not available because VELCADE was launched in the second quarter of 2003.

Co-promotion revenue, based on worldwide sales of INTEGRILIN® (eptifibatide) Injection, was $47.8 million for the quarter ended March 31, 2004, compared to $50.9 million for the same period in 2003. This decrease in co-promotion revenue reflects a decrease in U.S. ex-factory sales, offset in part by higher net reimbursement from Schering-Plough Corporation to Millennium for expenses incurred during the period.

U.S. ex-factory sales of INTEGRILIN® (eptifibatide) Injection for the quarter ended March 31, 2004 were $67.7 million compared to $84.1 million for the same period in 2003, as provided to Millennium by Schering-Plough. This year-over-year decline notwithstanding, hospital demand increased 10 percent for the quarter, according to third-party reports, compared to the same period last year. Hospital demand was again met in part by a drawdown of inventories at wholesalers.

Strategic alliance revenue for the quarter ended March 31, 2004 was $15.1 million, compared to $30.8 million for the same period in 2003. The decrease in strategic alliance revenue is a result of the conclusion of discovery-focused and technology partnerships in 2003, offset partially by revenue received from the Company's partner, Ortho Biotech Products, L.P., a member of the Johnson & Johnson family of companies, for VELCADE® (bortezomib) for Injection.

Expenses

Research and development (R&D) expenses for the quarter ended March 31, 2004 were $96.3 million, compared to $126.8 million for the same period in 2003. This decrease reflects the reduction in discovery headcount and related costs resulting from the Company's 2003 restructuring initiative, offset in part by continued investment in the Company's later stage clinical pipeline.

Selling, general and administrative (SG&A) expenses for the quarter ended March 31, 2004 were $44.8 million, compared to $38.4 million for the same period in 2003. Sales and marketing expenses increased in 2004 primarily due to the deployment of the VELCADE sales force for the May 2003 launch and the expansion of the INTEGRILIN sales force in late 2003. The increase was partially offset by lower G&A expenses resulting from the 2003 restructuring initiative.

Other Income, Net

Other income, net for the quarter ended March 31, 2004 was $43.7 million, compared to other expense, net of $0.8 million for the same period in 2003. Included in other income, net this quarter is a $40.0 million gain on the sale of the Company's equity interest in Millennium & ILEX Partners, L.P. based on the achievement of predetermined sales targets of Campath® (alemtuzumab) humanized monoclonal antibody. Interest expense decreased in 2004 from the same period in 2003 as a result of the April 2003 repurchase of $577.8 million aggregate principal amount of the Company's convertible notes.

Net Loss

For the quarter ended March 31, 2004, net loss on a GAAP basis was $40.6 million or $0.13 per share compared to $137.9 million or $0.47 per share for the same period in 2003. This decrease in GAAP net loss is primarily a result of the $40.0 million gain based on predetermined sales targets of Campath, increased VELCADE revenue, and reduced operating expenses. Included in the quarters ended March 31, 2004 and 2003, respectively, is a $11.6 million restructuring charge relating primarily to lease termination costs, and a $28.2 million restructuring charge attributable to the write-off of certain intangible assets, facilities, and personnel termination costs.

Non-GAAP net loss for the quarter ended March 31, 2004 was $20.6 million or $0.07 per share, compared to $100.0 million or $0.34 per share for the same period in 2003.

Millennium reports non-GAAP net loss, non-GAAP projected net loss and non-GAAP profitability, each of which excludes certain non-operational and restructuring charges, non-cash charges and specified other charges that management generally does not consider in evaluating the Company's ongoing operations. Because of the nature and extent of certain of these charges, the Company cannot always quantify corresponding projected net loss and profitability, calculated in accordance with U.S. generally accepted accounting principles (GAAP) for all future periods. These excluded charges may be significant to the Company's business operations. The Company provides non-GAAP results as a complement to GAAP results. Management believes these non-GAAP measures are helpful to investors because they help indicate underlying trends in the Company's core operations and provide useful period to period financial comparisons. A reconciliation of non-GAAP to GAAP is included in the attached condensed consolidated financial statements.

Cash and Debt

As of March 31, 2004, Millennium had $838.8 million in cash, cash equivalents and marketable securities, and $105.5 million in principal amount of convertible debt.

2004 Financial Outlook

The Company is confirming its 2004 financial guidance.

  •
  Product Sales: The Company is forecasting U.S. VELCADE® (bortezomib) for Injection sales of $140 million to $160 million and U.S. INTEGRILIN® (eptifibatide) Injection sales of $320 million to $335 million.

  •
  Net Loss: The Company expects to record net loss on a GAAP basis of $255 million to $285 million and a non-GAAP net loss of $175 million to $200 million with the difference between the GAAP and non-GAAP net loss attributable primarily to restructuring and amortization charges.

  •
  Cash and Debt: The Company estimates that its cash, cash equivalents, and marketable securities balance at the end of 2004 will be approximately $700 million with $105 million in debt.

"Since the start of the year, we have been committed to executing on our aggressive 2004 growth goals for our marketed products VELCADE and INTEGRILIN and to advancing key molecules in our pipeline," said Kenneth Bate, chief financial officer and head of commercial. "Our recent securing of marketing approval for VELCADE in Europe represents the achievement of an important goal and is a significant accomplishment for Millennium in bringing a breakthrough product to patients in need."

Marketed Product Highlights

VELCADE® (bortezomib) for Injection

VELCADE is approved in the U.S. for the treatment of multiple myeloma patients who have received at least two prior therapies and have demonstrated disease progression on the last therapy. Based on market research, Millennium believes VELCADE is the market leader in its approved indication.

On April 27, 2004, Millennium announced that the European Commission granted marketing authorization for VELCADE® (bortezomib) for Injection for the treatment of patients with multiple myeloma who have received at least two prior therapies and have demonstrated disease progression on their last therapy. Under this authorization, a single license is granted for marketing VELCADE in the 15 member states of the European Union, plus Norway and Iceland. On May 1, 2004, VELCADE will also be approved in the 10 accession member countries when they officially join the European Union.

In June 2003, Millennium entered into a commercialization and development agreement for VELCADE with Ortho Biotech Products. Ortho Biotech and it affiliate Janssen-Cilag, will launch and market the product outside of the U.S. Millennium will receive royalties on sales in these areas. Together, the Companies are committed to a broad development program for VELCADE both clinically and commercially, and they continue to investigate the full potential of the product in both hematologic and solid tumors. During 2004, the Company expects that approximately 80 clinical trials will be ongoing or planned.

INTEGRILIN® (eptifibatide) Injection

INTEGRILIN continues to be the U.S. market leader both in patient share and dollar share for GP IIb-IIIa inhibitors, with approximately 73 percent and 50 percent, respectively, based on third party audit reports for March 2004. Hospital demand sales have increased approximately 10 percent over the same period in 2003.

The Company continues to focus on its 2004 goals for INTEGRILIN of maintaining leadership in the percutaneous coronary intervention (PCI) setting and expanding early use of INTEGRILIN prior to cardiac catheterization. During the first quarter 2004, the Company began enrolling patients in the REMOVE trial. The primary objective of this phase IV open-label study is to evaluate the use of INTEGRILIN with or without heparin in low-risk PCI patients. Target enrollment is 150 evaluable patients with coronary artery disease undergoing non-urgent PCI.

INTEGRILIN is co-promoted and co-developed by Millennium and Schering-Plough.

Clinical Highlights

In March 2004, Millennium announced that the U.S. Food and Drug Administration selected the Company's investigational cancer therapy MLN2704 for inclusion in the Continuous Marketing Application Pilot 2 Program. Participation in the Pilot 2 Program is limited to no more than one fast track product for each review division within the Center for Drug Evaluation and Research (CDER) and the Center for Biologics Evaluation and Research.

About VELCADE® (bortezomib) for Injection

VELCADE is approved for the treatment of multiple myeloma patients who have received at least two prior therapies and have demonstrated disease progression on the last therapy. The effectiveness of VELCADE is based on response rates. There are no controlled trials demonstrating a clinical benefit, such as improvement in survival. VELCADE is contraindicated in patients with hypersensitivity to bortezomib, boron, or mannitol.

Risks associated with VELCADE® (bortezomib) for Injection therapy include new or worsening peripheral neuropathy, orthostatic hypotension, congestive heart failure, gastrointestinal adverse events, thrombocytopenia, and tumor lysis syndrome. Women of childbearing potential should avoid becoming pregnant while being treated with VELCADE.

In 228 patients who were treated with VELCADE 1.3 mg/m2/dose in phase II studies, the most commonly reported adverse events were asthenic conditions (65%), nausea (64%), diarrhea (51%), decreased appetite including anorexia (43%), constipation (43%), thrombocytopenia (43%), peripheral neuropathy (37%), pyrexia (36%), vomiting (36%), and anemia (32%). Fourteen percent of patients experienced at least one episode of Grade 4 toxicity, with the most common toxicities being thrombocytopenia (3%) and neutropenia (3%). A total of 113 (50%) of the 228 patients experienced Serious Adverse Events (SAEs) during studies. The most commonly reported SAEs included pyrexia (7%), pneumonia (7%), diarrhea (6%), vomiting (5%), dehydration (5%), and nausea (4%).

For more information about VELCADE clinical trials, patients and physicians can contact the Millennium Medical Product Information Department at 1-(866)-VELCADE.

About INTEGRILIN® (eptifibatide) Injection

INTEGRILIN is indicated for the treatment of patients with acute coronary syndrome (unstable angina/non-ST-segment myocardial infarction), including patients who are to be managed medically and those undergoing percutaneous coronary intervention (PCI). It is also indicated in the United States for the treatment of patients at time of PCI, including in patients undergoing intracoronary stenting.

INTEGRILIN is contraindicated in patients with a history of bleeding diathesis, or evidence of abnormal bleeding within the previous 30 days; severe hypertension (systolic blood pressure greater than 200 mm Hg or diastolic blood pressure greater than 110 mm Hg) not adequately controlled on antihypertensive therapy; major surgery within the preceding six weeks; history of stroke within 30 days, or any history of hemorrhagic stroke; current or planned administration of another parenteral GP IIb-IIIa inhibitor; dependency on renal dialysis; or known hypersensitivity to any component of the product.

Bleeding is the most common complication encountered during INTEGRILIN therapy. The majority of excess major bleeding events were localized at the femoral artery access site. Oropharyngeal, genitourinary, gastrointestinal and retroperitoneal bleeding were also seen more commonly with INTEGRILIN compared to placebo.

For inquiries about INTEGRILIN, patients and physicians can call 1-(888)-267-4-MED.

About Millennium

Millennium Pharmaceuticals, Inc., a leading biopharmaceutical company based in Cambridge, Mass., markets VELCADE, a novel cancer product, co-promotes INTEGRILIN, a market- leading cardiovascular product, and has a robust clinical development pipeline of product candidates. The Company's research, development and commercialization activities are focused in three therapeutic areas: oncology, cardiovascular, and inflammation. By applying its knowledge of the human genome, its understanding of disease mechanisms, and its industrialized drug discovery platform, Millennium is seeking to develop breakthrough products.

This press release contains "forward-looking statements," including statements about our growth and future operating results, discovery and development of products, potential acquisitions, strategic alliances and intellectual property. Various important risks may cause the Company's actual results to differ materially from the results indicated by these forward-looking statements, including: adverse results in our drug discovery and clinical development programs; failure to obtain patent protection for our discoveries; commercial limitations imposed by patents owned or controlled by third parties; our dependence upon strategic alliance partners to develop and commercialize products and services based on our work; difficulties or delays in obtaining regulatory approvals to market products and services resulting from our development efforts; the commercial success of VELCADE® (bortezomib) for Injection and INTEGRILIN® (eptifibatide) Injection; and the requirement for substantial funding to conduct research and development and to expand commercialization activities. For a further list and description of the risks and uncertainties we face, see the reports we have filed with the Securities and Exchange Commission. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

Editor's Note: This release is available under the Media section on the Company's website at www.millennium.com.

Millennium Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2004	2003
	(unaudited)
REVENUES:
Net product sales	$29,648	$—
Co-promotion revenue	47,826	50,881
Revenue under strategic alliances	15,091	30,834

Total revenues	92,565	81,715

COSTS AND EXPENSES:
Cost of goods sold (Note 1)	15,771	15,650
Research and development	96,278	126,810
Selling, general and administrative	44,829	38,429

Total costs and expenses	156,878	180,889

OTHER INCOME (EXPENSE):
Investment income, net	6,388	9,607
Interest expense	(2,691)	(10,417)
Gain on sale of equity interest in joint venture	40,000	—

Total other income (expense)	43,697	(810)

NON-GAAP NET LOSS (Note 2)	$(20,616)	$(99,984)

Amortization of intangibles	(8,378)	(9,676)
Restructuring charges (Note 3)	(11,593)	(28,195)

NET LOSS	$(40,587)	$(137,855)

NON-GAAP NET LOSS PER SHARE	$(0.07)	$(0.34)

BASIC AND DILUTED NET LOSS PER SHARE	$(0.13)	$(0.47)

Weighted average shares, basic and diluted	303,412	292,944

Note 1: Cost of goods sold includes manufacturing related expenses associated with the sale of VELCADE® (bortezomib) for Injection and INTEGRILIN® (eptifibatide) Injection, which were previously a component of cost of co-promotion. Current and prior period advertising and promotional expenses, which were previously included in cost of co-promotion, are now classified as selling, general and administrative expenses.

Note 2: Amortization of intangibles and restructuring charges are deducted in accordance with generally accepted accounting principles in the United States ("GAAP") to arrive at GAAP reported net loss for the periods presented.

Note 3: Restructuring charges primarily include the write-down of certain assets, facilities and personnel costs associated with the discontinuation of certain discovery efforts and reallocation of resources to enhance commercial capabilities. Millennium adopted Statement of Financial Accounting Standards ("SFAS") No. 146 "Accounting for Costs Associated with Exit of Disposal Activities" ("SFAS No. 146") as of December 1, 2002.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2004	December 31, 2003
	(unaudited)
Cash, cash equivalents and marketable securities	$838,831	$915,303
Other current assets	240,636	199,445
Property and equipment, net	222,773	231,469
Restricted cash and other assets	29,465	31,064
Goodwill and intangible assets, net	1,625,006	1,632,982

Total assets	$2,956,711	$3,010,263

Current liabilities	$229,391	$255,758
Restructuring, net of current portion	43,130	46,614
Deferred revenue, net of current portion	12,684	13,015
Capital lease obligations, net of current portion	85,339	87,889
Long term debt	105,461	105,461
Stockholders' equity	2,480,706	2,501,526

Total liabilities and stockholders' equity	$2,956,711	$3,010,263

QuickLinks

MILLENNIUM REPORTS FIRST QUARTER 2004 FINANCIAL RESULTS
Millennium Pharmaceuticals, Inc. Condensed Consolidated Statements of Operations (in thousands, except per share amounts)
Condensed Consolidated Balance Sheets (in thousands)